UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, Suite 11B

New York, NY 10010

(Address of Principal Executive Offices)

(855)423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On August 3, 2011 (the “Signing Date”), Augme Technologies, Inc. (“Augme”) entered into an Asset Purchase Agreement (the “Agreement”) with Hipcricket, Inc., a Delaware corporation (“Hipcricket”), pursuant to which Augme agreed to acquire substantially all of the assets of Hipcricket that are related to, used in connection with, or that form a part of Hipcricket’s business (the “Assets”), and assume certain specified liabilities of Hipcricket (the “Specified Assumed Liabilities”) to be determined at the time of the closing of the Agreement (the Closing”).

The purchase price for the Assets is $42,500,000 (the “Purchase Price”), subject to upward adjustment equal to the amount by which Seller’s accounts receivable exceed the Specified Assumed Liabilities.  The Purchase Price (as adjusted) is to be paid as follows: (i) $4,000,000 in cash, and (ii) $38,500,000 in unregistered shares of Augme’s common stock valued at the Augme Average Price as of the Signing Date (collectively, the “Aggregate Share Consideration”).  The “Augme Average Price” is defined as the average volume weighted average price of Augme’s common stock as reported by Bloomberg LP for the 20 trading days immediately prior to the Signing Date, subject to a floor of $2.00 and a ceiling of $3.50 per share.  The Augme Average Price exceeded $3.50 per share; therefore, the Augme Average Price is $3.50 per share.  The Aggregate Share Consideration is to be allocated on a pro rata basis among the holders of equity and equity-linked securities of Hipcricket (the “Hipcricket Equity Holders”).  In addition to the Purchase Price, Augme has agreed to pay up to $2,000,000 (the “Tax Liability Coverage Amount”) in cash to Hipcricket stock option holders to cover any tax liability that may arise as a result of the acceleration of Hipcricket stock options in connection with the transaction.

In addition to the Purchase Price, additional consideration of up to $27,500,000 (the “Earnout Amount”) may be paid in the form of an earnout, as follows (the “Earnout”):  (i) $15,000,000 of the Earnout Amount shall be paid if the Earnout Base Revenues equal or exceed $10,000,000 for the 12 month period following the Closing (the “Earnout Period”), and (ii) if the Earnout Base Revenues exceed $10,000,000 during the Earnout Period, an additional amount shall be paid equal to that portion of the Earnout Base Revenues during such period that exceed $10,000,000, up to $20,000,000, multiplied by 1.25.  “Earnout Base Revenues” means the gross revenue, determined in accordance with GAAP, earned by Augme from Hipcricket’s customers existing as of the Closing and post-Closing customers of the business acquired from Hipcricket, plus 50% of the gross revenue, determined in accordance with GAAP, received by Augme from certain joint customers of Augme and the acquired business, provided that in each case gross revenue shall include only revenue derived from sales transactions that each have at least a 40% gross profit margin, unless Augme waives such profit margin requirement in its sole discretion.

Payment of the Earnout is to be allocated 50% to the Hipcricket Equity Holders on a pro rata basis and the remaining 50% of the Earnout Amount is payable to certain employees of Augme involved in operating the acquired business.  Augme may pay the Earnout in cash or common stock in its sole discretion, provided that the transaction shall remain a tax-free reorganization.

Ten percent of the Aggregate Share Consideration is to be placed in escrow (the “Indemnification Escrow”) with Augme’s transfer agent, and all but $770,000 worth of the Indemnification Escrow (the “IP Escrow”) shall be held for a period of one year from the Closing Date, and the IP Escrow shall be held for a period of two years from the Closing (each, as applicable, the “Indemnity Period”), in order to secure any damages that may result from any breach of a representation, warranty or covenant of Hipcricket in the Agreement, any liability arising out of the ownership or operation of the Assets prior to the Closing other than Assumed Liabilities, and certain retained liabilities of Hipcricket.  In addition, the IP Escrow will be available to secure any damages that may arise relating to any infringement claims involving Hipcricket’s intellectual property and other costs related to resolving any such claims.  The Indemnification Escrow will also be available to compensate Augme for any necessary AR Adjustment after the Closing in the event the assumed accounts receivable fail to be collected within 120 days after closing.

An additional ten percent of the Aggregate Share Consideration (the “Clawback Escrow”) will also be held in escrow with Augme’s transfer agent to be released to the Hipcricket Equityholders if the Earnout Base Revenues during the Earnout Period equal or exceed $10,000,000 (the “Clawback Release Threshold”).  In the event the Clawback Release Threshold is not met or exceeded, the Clawback Escrow will be forever cancelled.

The closing of the Agreement is subject to certain closing conditions including satisfactory completion of due diligence by Augme and Hipcricket, Hipcricket stockholder approval and approval of the transaction by each investment banking firm engaged by Augme.

Upon the Closing, Hipcricket’s Chief Executive Officer, Ivan Braiker, will be appointed as the President and a director of Augme.  In addition, upon the Closing, Hipcricket’s President and Chief Operating Officer, Eric Harber, will become the Chief Operating Officer of Augme.

The foregoing description is merely a summary of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached as an exhibit to this Current Report.

Item 8.01                                             Other Events

On August 4, 2011 Augme issued a press release announcing the execution of the Agreement, a copy of which is attached as an exhibit to this Current Report.

Item 9.01                                             Financial Statements and Exhibits

(c) Exhibits

10.1         Asset Purchase Agreement.  The exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the registrant undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the Commission.

99.1                           Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.
(Registrant)

Date: August 4, 2011	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer